Exhibit 10.14
NON-EXCLUSIVE FINDER’S AGREEMENT
     This Non-Exclusive Finder’s Agreement (this “Agreement”) is made as of February 8, 2007, between Akeena Solar, Inc., a Delaware corporation (the “Company”), and Empire Financial Group, Inc., a Florida corporation (the “Finder”). The Finder and the Company agree:
1.	Engagement of Finder: The Company hereby engages the Finder, and the Finder hereby accepts such engagement, to act as the Company’s non-exclusive Finder with respect to sales by the Company in a private placement transaction (the “Offering”) of up to $6 million aggregate principal amount of Equity, Equity-Related or Debt Securities (the “Securities”) of the Company to the investors during the term of this Agreement as set forth in Section 6.

2.	Offering Procedures: The Finder will introduce the Company to investors who the Finder reasonably believes to be “accredited investors,” as that term is defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended (the “1933 Act”), with whom the Finder has a pre-existing substantive relationship (the “Offerees”). The Company, however, shall have the right to accept or reject subscriptions from Offerees, in its sole and absolute discretion, and to abandon or terminate the Offering without any liability or obligation to the Finder.

3.	Finder’s Compensation: In consideration for the services rendered by the Finder hereunder, the Company shall pay to the Finder, or cause the Finder to be paid, compensation as provided in this section within 3 days of the Company’s receipt of funds from the Offerees.
(a)	Cash Compensation: The Company shall pay to the Finder cash compensation equal to seven percent (7%) of the gross Offering funds received by the Company in the Offering, payable at closing.

(b)	Warrants: The Finder shall receive three percent (3%) warrant compensation at closing. The warrant calculation translates into 30,000 warrants per $1 million raised for either a Registered Offering or a Private Offering. The warrants shall have an exercise price of $2.75 and an expiration date and registration rights consistent with any warrants sold to Offerees in the Offering, and if the Offering does not provide for the issuance of warrants, then the warrants issued to the Finder shall have a strike price equal to the Offering price of any Equity or Equity-Related Securities sold, have a five-year term and cashless exercise after one year if the underlying shares are not then registered. The warrant shares shall be subject to equitable adjustment for stock splits, stock dividends and similar events that effect shareholders of the Company generally. The warrant shares shall have “piggyback” registration rights in any subsequent registration statement filed within 12 months of the final closing of the Offering.

(c)	If, at any time prior to one year following the earlier of the final closing on the sale of Securities pursuant to the Offering or the termination of the Offering (the “Term”), the Company sells, in a private transaction, any type of security to an investor with whom substantial negotiations (not merely an introductory call but involving terms and/or conditions, of investment) were undertaken by the Company and the investor during the Term, the Company shall pay the Finder the compensation to which it would be entitled under paragraph 3 if the transaction had occurred during the Term.
4.	For purposes of determining the Finder’s compensation under this Section 3, the gross offering proceeds received by the Company upon closing in the Offering(s) shall include any amounts paid to the Company by investors in respect to an exercise or conversion of any of the Securities, including the value allocated to any Securities not issued pursuant to a “cashless exercise” or similar provision, whenever actually received by the Company.
Certain Matters Relating to Finder’s Duties:
(a)	The Finder’s responsibilities shall be limited to introducing potential investors to the Company that the Finder has ascertained to be “accredited investors. Finder shall not use any general solicitation or general advertising within the meaning of the applicable securities laws in connection with any offering. The Finder shall have no responsibility to participate or assist in any negotiations between any potential investor and the Company. The Finder shall comply with all rules and regulations applicable to finder as a registered broker-dealer in all jurisdictions in which the Finder undertakes any activities on behalf of the Company. Further, the Finder shall have no responsibility for fulfilling any SEC reporting or filing requirements that relate to the Company; provided, however, that the Finder agrees to provide the Company with reasonable assistance related to any registration, qualification or other requirements of applicable securities laws and other regulatory matters, upon request of the Company.

(b)	The Finder agrees to introduce the Company to Offerees only in states in which the Finder has been advised by the Company that offers and sales of Securities can be legally made by the Company.
(c)	The Finder shall perform its duties under this Agreement in a manner consistent with, and follow all of, the instructions of the Company. Such performance shall include, but not be limited to, the delivery to each Offeree of a current copy of the Private Placement Memorandum, Subscription Agreement and any Offering Questionnaire and/or similar documents provided to the Finder by the Company, as such documents may be amended from time to time by the Company and delivered to the Finder. The Finder shall consecutively number each copy of the Private Placement Memorandum (which will include the first letter of the Finder’s name or other identifying mark sufficient to designate an Offeree introduced by the Finder); keep a log of when and to whom each copy of the Private Placement Memorandum is given, with the Private Placement Memorandum numbers; maintain a copy of any written information the Finder obtains regarding the suitability of each Offeree; and only use the Private Placement Memorandum in introducing Offerees to the Company. Finder shall make no representations or warranties, or provide any information to Offerees not approved or provided by the Company. The Finder shall provide this log and all such written information to the Company at any time and promptly upon request of the Company at the termination of this Agreement. The Company shall, promptly following execution of this Agreement, provide the Finder with a written list of prospective Offerees that the Company does not want the Finder to contact. The Finder agrees to not contact the persons on such list. The Finder shall not be entitled to the compensation set forth in Section 3 with respect to any investment made by any investor that did not directly derive from the Finder’s performance of its responsibilities pursuant to this Agreement.

(d)	The Finder is and will hereafter act as an independent contractor and not as an employee of the Company and nothing in this Agreement shall be interpreted or construed to create any employment, partnership, joint venture, or other relationship between the Finder and the Company. The Finder will not hold itself out as having, and will not state to any person that the Finder has, any relationship with the Company other than as an independent contractor. The Finder shall have no right or power to find or create any liability or obligation for or in the name of the Company or to sign any documents on behalf of the Company.

5.	Right of First Offer. In consideration for the Finder acting as the finder in connection with the proposed Offering and provided that there is a final closing whereby the Finder identified investors who subscribed for at least 90% of the final closing amount, the Company grants the Finder a right of first refusal to serve as the Company’s non-exclusive placement agent in connection with any financial transaction for a period of 1 year from the closing of the Offering. In the event the Company advises the Finder that it desires to effect any offering of securities, the Company and the Finder will negotiate in good faith the terms of the Finder’s engagement in a separate agreement that will set forth, among other matters, compensation for the Finder in an amount to be mutually agreed upon by the parties.
6.	Termination of Agreement. Either party may terminate this Agreement by notifying the other party in writing upon a material breach by that other party, unless such breach is curable and is in fact cured within 15 days after such notice. This Agreement will otherwise terminate upon completion or termination of the Offering. The Company may terminate this Agreement following thirty 30 days after the date hereof upon written notice. Notwithstanding the foregoing, all provisions of this Agreement other than Sections 1, 2 and 3 shall survive the termination of this Agreement.

7.	Indemnification. The Company and the Finder each shall indemnify and defend the other and the other’s affiliates, directors, officers, employees, agents, consultants, attorneys, accountants and other representatives (each an “Indemnified Person”) and shall hold each Indemnified Person harmless, to the fullest extent permitted by law, from and against any and all claims, liabilities, losses, damages and expenses (including reasonable attorney’s fees and costs), as they are incurred, in connection with the Offering, resulting from the indemnifying party’s negligence, bad faith or willful misconduct in connection with the Offering, any violation by the indemnifying party (not caused by an Indemnified Person) of Federal or state securities laws in connection with the Offering, or any breach by the indemnifying party of this Agreement. In case any litigation or proceeding shall be brought against any Indemnified Person under this section, the indemnifying party shall be entitled to assume the defense of such litigation or proceeding with counsel of the indemnifying party’s choice at its expense (in which case the indemnifying party shall not be responsible for the fees and expenses of any separate counsel retained by such Indemnified Person, except in the limited circumstances described below in this section); provided, however, that such counsel shall be reasonably satisfactory to the Indemnified Person. Notwithstanding the indemnifying party’s election to assume the defense of such litigation or proceeding (a) such Indemnified Person shall have the right to employ separate counsel and to participate in the defense of such litigation or proceeding, and (b) the indemnifying party shall bear the reasonable fees, costs and expenses of separate counsel if (but only if) the use of counsel selected by the indemnifying party to represent such Indemnified Person would present such counsel with a conflict of interest under applicable laws or rules of professional conduct. An Indemnified Person shall not have the right to settle such litigation under circumstances in which the indemnifying party does not consent to the settlement. An indemnifying party’s obligations shall be limited to the amount of proceeds or payments received in connection with the sale of Securities in the Offering.
8.	Confidentiality of Offeree Information. The Company acknowledges that the identity of the Offerees, and all confidential information about Offerees received by the Company from an Offeree or the Finder, is confidential information of the Finder and may not be shared with any other person without the consent of the Finder, other than pursuant to any requirements of applicable law.

9.	Notices. Any notice, consent, authorization or other communication to be given hereunder shall be in writing and shall be deemed duly given and received when delivered personally, when transmitted by fax, three days after being mailed by first class mail, or one day after being sent by a nationally recognized overnight delivery service, charges and postage prepaid, properly addressed to the party to receive such notice, at the following address or fax number for such party (or at such other address or fax number as shall hereafter be specified by such party by like notice):
(a)	If to the Company, to:
Barry Cinnamon
Chairman, Chief Exec. Officer
605 University Avenue
Los Gatos, CA 95032
Phone: (408) 395-7774
Fax: (408) 395-7979
Email: barry@akeena.net
With a copy to:
Haynes and Boone, LLP
153 East 53d Street
Suite 4900
New York, New York, 10022
Attn: Harvey J. Kesner, Esq.

(b)	If to the Finder, to:
Bill Corbett
Managing Director
150 California Street, 21st Floor
San Francisco, CA 94111
Phone: (415) 956-4253
Fax: (415) 956-4192
E-Mail: bcorbett@empirenow.com
10.	Company to Control Transactions. The prices, terms and conditions under which the Company shall offer or sell any Securities shall be determined by the Company in its sole discretion. The Company shall have the authority to control all discussions and negotiations regarding any proposed or actual offering or sale of Securities. Nothing in this Agreement shall obligate the Company to actually offer or sell any Securities or consummate any transaction. The Company may terminate any negotiations or discussions at any time and reserves the right not to proceed with any offering or sale of Securities. Compensation pursuant to this Agreement shall only be paid to the Finder in the event of an actual Closing of the Offering to an Offeree introduced by Finder.

11.	Confidentiality of Company Information. The Finder, and its officers, directors, employees and agents shall maintain in strict confidence and not copy, disclose or transfer to any other party (1) all confidential business and financial information regarding the Company and its affiliates, including without limitation, projections, business plans, marketing plans, product development plans, pricing, costs, customer, vendor and supplier lists and identification, channels of distribution, and terms of identification of proposed or actual contracts and (2) all confidential technology of the Company. In furtherance of the foregoing, the Finder agrees that it shall not transfer, transmit, distribute, download or communicate, in any electronic, digitized or other form or media, any of the confidential technology of the Company. The foregoing is not intended to preclude the Finder from utilizing, subject to the terms and conditions of this Agreement, the Private Placement Memorandum and/or other documents prepared or approved by the Company for use in the Offering.
All communications regarding any possible transactions, requests for due diligence or other information, requests for facility tours, product demonstrations or management meetings, will be submitted or directed to the Company, and the Finder shall not contact any employees, customers, suppliers or contractors of the Company or its affiliates without express permission of Company. Nothing in this Agreement shall constitute a grant of authority to the Finder or any representatives thereof to remove, examine or copy any particular document or types of information regarding the Company, and the Company shall retain control over the particular documents or items to be provided, examined or copied. If the Offering is not consummated, or if at any time the Company so requests, the Finder and its representatives will return to the Company all copies of information regarding the Company in their possession.
The provisions of this Section shall survive any termination of this Agreement.
12.	Press Releases, Etc. The Company shall control all press releases or announcements to the public. Furthermore, in advance of all communications with Offerees with respect to the Offering, the Finder shall first obtain an appropriate authorization from the Offeree that (a) the Offeree is willing to accept information from an unidentified publicly traded company and (b) upon delivery of the communication, the Offeree shall be deemed to have received confidential non-public information and will rely only up such Offeree’s advisors for the purpose of trading in any securities of the Company. Absent such an authorization, the Finder shall not disclose to any third parties the fact that discussions or negotiations are taking place concerning a possible transaction involving the Company, or the status or terms and conditions thereof.

13.	Due Diligence: Neither the Company, nor any of its directors, officers or shareholders, should, in any way rely on the Finder to perform any due diligence with respect to the Company. It is expressly understood and agreed that to the extent due diligence is conducted; it will be conducted by the investors.

14.	Expenses, Etc. The compensation described in Section 3 of this Agreement shall be the Finder’s sole compensation for all of its services and efforts to the Company and its affiliates, in connection with any offering or placement of Securities. However, while the Finder shall pay all of its own costs and expenses exceeding ten thousand ($10,000) in carrying out its activities hereunder; the Company will reimburse the Finder for the first $10,000 of aforementioned expenses after they have been incurred by the Finder, and an itemized accounting has been provided to the Company. The Finder shall be responsible for any compensation, fees, commissions or payments of its employees, agents, attorneys, representatives, co- Finders or other persons or entities utilized by it in connection with its activities on behalf of the Company, and the Finder will indemnify and hold harmless the Company and its affiliates from the claims of any such persons or entities. The Finder shall not engage any subfinder, subagents, representatives or other persons without the consent of the Company, and the Finder shall not pay any person that is non a registered broker-dealer any amount in connection with the offer or sale of the Securities.

15.	Compliance with Laws. The Finder represents and warrants that it is a duly registered broker/dealer and in good standing with the SEC, NASD and the State of California and has and shall maintain such registrations as well as all other necessary licenses and permits to conduct its activities under this Agreement, which it shall conduct in compliance with applicable federal and state laws relating to a private placement under Regulation D of the 1933 Act. The Finder represents that it is not a party to any other agreement, which would conflict with or interfere with the terms and conditions of this Agreement.

16.	Assignment Prohibited. No assignment of this Agreement shall be made without the prior written consent of the other party.

17.	Amendments. Neither party may amend this Agreement or rescind any of its existing provisions without the prior written consent of the other party.

18.	Governing Law. This Agreement shall be deemed to have been made in the State of California and shall be construed, and the rights and liabilities determined, in accordance with the law of the State of California, without regard to the conflicts of laws rules of such jurisdiction.

19.	Waiver. Neither Finder’s nor the Company’s failure to insist at any time upon strict compliance with this Agreement or any of its terms nor any continued course of such conduct on their part shall constitute or be considered a waiver by Finder or the Company of any of their respective rights or privileges under this Agreement.

20.	Severability. If any provision herein is or should become inconsistent with any present or future law, rule or regulation of any sovereign government or regulatory body having jurisdiction over the subject matter of this Agreement, such provision shall be deemed to be rescinded or modified in accordance with such law, rule or regulation. In all other respects, this Agreement shall continue to remain in full force and effect.

21.	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and will become effective and binding upon the parties at such time as all of the signatories hereto have signed a counterpart of this Agreement. All counterparts so executed shall constitute one Agreement binding on all of the parties hereto, notwithstanding that all of the parties are not signatory to the same counterpart. Each of the parties hereto shall sign a sufficient number of counterparts so that each party will receive a fully executed original of this Agreement.

22.	Entire Agreement. This Agreement and all other agreements and documents referred herein constitutes the entire agreement between the Company and the Finder. No other agreements, covenants, representations or warranties, express or implied, oral or written, have been made by any party hereto to any other party concerning the subject matter hereof. All prior and contemporaneous conversations, negotiations, possible and alleged agreements, representations, covenants and warranties concerning the subject matter hereof are merged herein. This is an integrated Agreement.

23.	Arbitration. The parties agree that this Agreement and all controversies which may arise between the Finder and the Company, whether occurring prior, on or subsequent to the date of this Agreement, will be determined by arbitration. The parties understand that:
(a)	Arbitration is final and binding on the parties.

(b)	The parties are waiving their right to seek remedies in court, including the right to a jury trial.

(c)	Pre-arbitration discovery is generally more limited than and different from court proceedings.

(d)	The arbitrators’ award is not required to include factual findings or legal reasoning and any party’s right to appeal or to seek modification or rulings by the arbitrators is strictly limited.

(e)	The panel of arbitrators will typically include a minority of arbitrators who were or are affiliated with the securities industry.

     The parties agree that any arbitration under this Agreement will be held at the facilities of and before an Arbitration Panel appointed by the National Association of Securities Dealers, Inc. (“NASD”), or if the NASD refuses to accept jurisdiction, then before JAMS/ENDISPUTE in San Francisco, California. The award of the arbitrators, or of the majority of them, will be final, and judgments upon the award may be entered in any court, state or federal, having jurisdiction. The parties hereby submit themselves and their personal representatives to the jurisdiction of any state or federal court for the purpose of such arbitration and entering such judgment.
     Any forbearance to enforce an agreement to arbitrate will not constitute a waiver of any rights under this Agreement except to the extent stated herein.
     THIS AGREEMENT IS GOVERNED BY A PRE-DISPUTE ARBITRATION CLAUSE CONTAINED IN PARAGRAPH 23 OF THIS AGREEMENT

Empire Financial Group, Inc. (the “Finder”)
By:	/s/ Bill Corbett
Bill Corbett
	Title:	Managing Director

Akeena Solar, Inc.. (the “Company”)
By:	/s/ David “Lad” Wallace
David “Lad” Wallace
	Title:	Chief Financial Officer